Exhibit 4.4

EXECUTION VERSION

JOINDER AGREEMENT TO LOAN AGREEMENT

This Joinder Agreement (this “Joinder”) to that certain Loan Agreement (as defined herein) is made as of December 31, 2013, by and among:

BON-TON DISTRIBUTION II, LLC, an Illinois limited liability company (which will, immediately after entering into this Joinder, merge with Bon-Ton Distribution, Inc., an Illinois corporation (“Distribution”), and the surviving entity will change its name to Bon-Ton Distribution, LLC, an Illinois limited liability company) (the “New Borrower”), with its principal executive offices at 2801 E. Market Street, York, PA 17402;

THE BON-TON DEPARTMENT STORES, INC., a Pennsylvania corporation, in its capacity as Borrower Agent (as defined in the Loan Agreement); and

BANK OF AMERICA, N.A., a national banking association, having a place of business at 100 Federal Street, Boston, Massachusetts 02110, as administrative agent and as co-collateral agent for its own benefit and the benefit of the other Secured Parties (as defined in the Loan Agreement);

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H :

A.                               Reference is made to that certain Second Amended and Restated Loan and Security Agreement dated as of March 21, 2011 (as modified by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 25, 2012 and that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of December 12, 2013 and as further amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), Carson Pirie Scott II, Inc., a Florida corporation (“CPS II”), Distribution, McRIL, LLC, a Virginia limited liability company (“McRIL”), The Bon-Ton Stores of Lancaster, Inc., a Pennsylvania corporation (“Lancaster” and, together with Bon-Ton, CPS II, Distribution, McRIL and any other person from time to time a borrower thereunder, collectively, the “Borrowers”), each of the other Obligors party thereto, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), Bank of America, N.A. (“Bank of America”), a national banking association, as agent for the Lenders (in such capacity, the “Agent”), Bank of America and General Electric Capital Corporation (“GE Capital”), acting as co-collateral agents (in such capacity, the “Co-Collateral Agents”), and the other agents and arrangers from time to time party thereto. All capitalized terms used herein, and not otherwise defined herein, shall have the meanings assigned to such terms in the Loan Agreement.

B.                               The New Borrower is entering into that certain Guaranty dated as of the date hereof, whereby the New Borrower guarantees to the Agent, for the benefit of the Secured Parties, the full and punctual payment when due, as well as, the performance of all of the Obligations.

C.                               The New Borrower desires to become a party to, and to be bound by the terms of, the Loan Agreement and the other Loan Documents in the same capacity and to the same extent as the Borrowers and the Guarantors thereunder.

D. Pursuant to the terms of the Loan Agreement, in order for the New Borrower to become party to the Loan Agreement and the other Loan Documents as provided herein, the New Borrower and the Borrower Agent are required to execute this Joinder.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                 Joinder and Assumption of Obligations. Effective as of the date of this Joinder, the New Borrower hereby acknowledges that the New Borrower has received and reviewed a copy of the Loan Agreement and the other Loan Documents, and hereby:

a.                                 joins in the execution of, and becomes a party to, the Loan Agreement as a “Borrower” and a “Guarantor”, as indicated by its signature below, as if the New Borrower was an original signatory to the Loan Agreement and was expressly named therein;

b.                                 joins in the execution of, and becomes a party to, the Pledge Agreement as a “Company” and, to the extent applicable, a “Subsidiary”, as indicated by its signature below, as if the New Borrower was an original signatory to the Pledge Agreement and was expressly named therein;

c.                                  joins in the execution of, and becomes a party to, the Trademark Security Agreement as an “Assignor”, as indicated by its signature below, as if the New Borrower was an original signatory to the Trademark Security Agreement and was expressly named therein;

d.                                 joins in the execution of, and becomes a party to, the Copyright Security Agreement as a “Grantor”, as indicated by its signature below, as if the New Borrower was an original signatory to the Copyright Security Agreement and was expressly named therein;

e.                                  covenants and agrees to be bound by all covenants, agreements, liabilities and acknowledgments (other than covenants, agreements, liabilities and acknowledgments which specifically relate solely to an earlier date) of a Borrower and a Guarantor under the Loan Agreement and the other Loan Documents, in each case, with the same force and effect as if such New Borrower was a signatory to the Loan Agreement and the other Loan Documents and was expressly named as a Borrower and a Guarantor (however referenced) therein and a party thereto (including, without limitation (i) the grant of a security interest to the Agent in the Collateral as provided in Section 7.1 of the Loan Agreement and in any other Loan Documents and (ii) the joint and several liability under Section 5.10 of the Loan Agreement);

f.                                   assumes and agrees to perform all applicable duties and Obligations of a Borrower and a Guarantor under the Loan Agreement and the other Loan Documents; and

g.                                  joins in the execution of, and becomes a “Borrower” under, each Note, and agrees to be bound by all of each Note’s respective terms and conditions in all respects as if the New Borrower was an original “Borrower” signatory thereto and agrees that a copy of this Joinder may be annexed or affixed to any Note to evidence the New Borrower’s execution of such Note as a “Borrower” thereunder.

2.                                 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, the New Borrower grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon the personal and fixture property, assets and rights (including, without limitation, the Collateral, and all of the assets, property and rights described in Section 7.1 of the Loan Agreement or in any other Loan Document) of the New Borrower of every kind and nature, whether now owned or hereafter acquired or arising, and wherever located to the extent provided by and in accordance with Section 7.1 of the Loan Agreement.

3.                                 Representations and Warranties. The New Borrower hereby makes as of the date hereof all representations, warranties and other statements (other than representations, warranties and statements which specifically relate solely to an earlier date) of a Borrower and a Guarantor under the Loan Agreement and the other Loan Documents, in each case, with the same force and effect as if such New Borrower was a signatory to the Loan Agreement and the other Loan Documents and was expressly named as a Borrower and a Guarantor therein.

4.                                 Ratification of Loan Documents. All of the terms and conditions of the Loan Agreement and of the other Loan Documents shall remain in full force and effect as in effect prior to the date hereof, without releasing any Obligor thereunder or Collateral therefor.

5.                                 Conditions Precedent to Effectiveness.  This Joinder shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Agent:

a.                                 This Joinder and a Guaranty shall have been duly executed and delivered by the respective parties hereto.

b.                                 All action on the part of the New Borrower and the other Obligors necessary for the valid execution, delivery and performance by the New Borrower of this Joinder and all other documentation, instruments, and agreements required to be executed in connection herewith shall have been duly and effectively taken and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

c.                                  The New Borrower shall each have delivered the following to the Agent, in form and substance reasonably satisfactory to the Agent:

i.                                   Certificate of legal existence and good standing of the New Borrower issued by the Secretary of State of the State of its incorporation or organization.

ii.                                A certificate of an authorized officer of the New Borrower in respect of the due adoption and continued effectiveness of each corporate resolution adopted in connection with the assumption by the New Borrower of obligations under the Loan Agreement and the other Loan Documents, setting forth the text of each such resolution, and attesting to the true signatures of each Person authorized as a signatory of the New Borrower to any of the Loan Documents, together with true and accurate copies of all Organic Documents of the New Borrower.

iii.                             Perfection Certificate of the New Borrower in the form delivered by the Obligors on the Closing Date.

iv.                            Execution and delivery by the New Borrower of such other documents, agreements and certificates as the Agent may reasonably require in accordance with the Loan Documents.

d.                                 The Agent shall have received written legal opinions of the Obligors’ counsels addressed to the Agent and the other Lenders, covering such matters relating to the New Borrower, the Loan Documents and/or the transactions contemplated thereby as the Agent shall reasonably request, it being understood that such opinions shall be substantively similar to the opinions of Obligors’ counsels delivered on the Closing Date pursuant to Section 6.1(g) of the Loan Agreement.

e.                                  The Agent shall have received all documents and instruments (including UCC financing statements, agreements providing for Agent’s control over Deposit Accounts and Credit Card Notifications), required by law or reasonably requested by the Agent in accordance with the Loan Documents to create or perfect the first priority Lien (subject only to Permitted Liens having priority by operation of Applicable Law) intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the reasonable satisfaction of the Agent.

f.                                   All reasonable and documented out-of-pocket expenses incurred by the Agent in connection with the preparation and negotiation of this Joinder and related documents (including the reasonable and documented fees and out-of-pocket expenses of one legal counsel to the Agent) shall have been paid in full by the Borrowers.

g.                                  The Agent shall have received copies of policies of insurance, be reasonably satisfied with the amount, types and terms and conditions of all insurance maintained by the New Borrower and have received certificates of insurance with endorsements naming the Agent, for the benefit of the Secured Parties, as loss payee or additional insured, as applicable, with respect to each insurance policy required to be maintained with respect to the Collateral and otherwise in form and substance reasonably satisfactory to the Agent and each of the Lenders.

h.                                 The Obligors shall have executed and delivered to the Agent such additional documents, instruments, and agreements as the Agent may reasonably request.

6.                                 Miscellaneous.

a.                                 This Joinder may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Joinder shall be effective as delivery of an original executed counterpart of this Joinder.

b.                                 This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.                                  Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

d.                                 THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

[Signatures appear on following pages.]

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date set forth above.

NEW BORROWER:

BON-TON DISTRIBUTION II, LLC (which will be renamed Bon-Ton Distribution, LLC immediately after merging with Bon-Ton Distribution, Inc.)

/s/ J. Gregory Yawman
By:	J. Gregory Yawman
Title:	Vice President — General Counsel and Secretary

[Signature Page to Joinder]

AGENT:

BANK OF AMERICA, N.A.

/s/ Andrew Cerussi
By: Andrew Cerussi
Title: Senior Vice President

[Signature Page to Joinder]

Acknowledged and Agreed:

THE BON-TON DEPARTMENT STORES, INC.,
as Borrower Agent

/s/ Keith E. Plowman
By:	Keith E. Plowman
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Joinder]